Exhibit 99.1

MAM Software Reports Fiscal First Quarter Results

Revenue up 8.5%; Recurring Revenue Reaches 72.6% of Total Revenue

BARNSLEY, England, November 11, 2014 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (GAAP) for its first fiscal quarter ended September 30, 2014, through the filing on November 12, 2014 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except share	For The Three Months Ended
and per share data)	September 30,
	2014	2013
Revenues	$8,207	$7,561
Gross profit	$4,902	$4,351
Operating income	$810	$857
Income before provision for income taxes	$808	$830
Net income (loss)	$609	$692
Earnings per share attributed to common stockholders - basic	$0.04	$0.05
Earnings per share attributed to common stockholders - diluted	$0.04	$0.05

Weighted average shares outstanding – basic	13,636,273	12,708,766
Weighted average shares outstanding – diluted	13,733,963	12,835,432

Michael Jamieson, MAM’s President and Chief Executive Officer commented, “Continuing to execute on our plan, we delivered solid results including top line growth and an improved gross margin, all the while continuing to reinvest in product development, adjunct sales and support functions to advance our transition to a SaaS and DaaS-focused business model. Growing our top-line while developing and deploying new and enhanced modules and features to our product offerings is a dynamic proposition and I am pleased that we continue to execute. We introduced our first subscription-based service solution over the Internet in 2005 in the U.K., and we began marketing our first cloud system to customers in North America in 2013. Since that time, we have significantly expanded our cloud-based offerings with SaaS and DaaS revenue now representing nearly 43.5% of our total revenue.”

“I am particularly pleased with the progress we reported with Autopart Online, our SaaS, cloud-hosted business management solution for the automotive parts distributors and retailers. In Q1 we passed the 1,000 active user milestone in the UK, which represents approximately 10% of our current customer base. With the current trend for MAM customers in the UK choosing SaaS over the traditional perpetual licensing option, it does demonstrate that the automotive market is embracing the technological advancements in the form of cloud hosting, and our transition to SaaS in the UK will continue.”

“In the US we have now introduced the SaaS and DaaS products that we consider to be the core pillars of the success we have enjoyed in the UK. These products include Autowork Online, Autopart Online and Autocat+, all of which are making progress and generating increased levels of interest, we are confident that they will gain further traction in FY2015. We continue to expect adjusted EBITDA (non-GAAP) for the year to increase by approximately 20% from the $4.2 million reported in 2014.”

First Quarter Financial Results:

Revenue was $8.2 million for the quarter ended September 30, 2014 versus $7.6 million for the same period last year, an increase of $646,000 or 8.5%.

•	Recurring revenue for the quarter was $6.0 million, or 72.6% of total revenue, an increase of $760,000 or 14.6% over $5.2 million, or 68.7% of total revenue for the first quarter last year. Sequentially, recurring revenue increased $68,000 or 1.2% compared to $5.9 million in the fiscal fourth quarter of 2014.

•	Total Software as a Service (SaaS) revenue for the quarter was $1.1 million, an increase of $398,000 or 58.4% year-over-year and an increase of $76,000 or 7.6% sequentially when compared to the fiscal fourth quarter of 2014.

•	Autowork Online (SaaS) revenue for the quarter increased 46.9% to $773,000.

•	Autopart Online (SaaS) revenue for the quarter increased 97.0% to $308,000.

•	Total Data as a Service (DaaS) revenue for the quarter was $2.5 million, an increase of $308,000 or 12.4% year over year and $103,000 or 4.3% sequentially when compared to the fiscal fourth quarter of 2014.

Gross profit for the quarter was $4.9 million or 59.7% of total revenue, an increase of $551,000 compared to $4.4 million or 57.5% of total revenue for the same period last year. The increase in gross profit was the result of an increase in revenues of $646,000 or 8.5% offset by $95,000 or 3% increase in costs.

Operating income for the quarter decreased by $45,000 to $812,000, a decrease of 5.3% compared to the $857,000 of operating income for the same period last year. The decrease was the result of increased expenses related to investments aimed at accelerating growth, including engineering personnel and related costs associated with product development of $196,000, and general and administrative expenses increased by $398,000 or 31.0% from additional rent expense of $25,000 as the Company leased additional office space, additional salaries for administration of $250,000, including $196,000 of strategic goal incentives, training costs for personnel of $60,000, software license fees of $42,000, additional travel costs for personnel of approximately $52,000, and the absence of a $25,000 vendor credit received in 2013.

Net income for the quarter decreased by $83,000, or 12.0% to $609,000, or $0.04 per share for basic and diluted earnings per share, compared to net income of $692,000, or $0.05 per share for basic and diluted earnings per share, for the year-ago period.

EBITDA was approximately $1.2 million for the quarter.

Balance Sheet and Other Financial Highlights:

•	The Company finished the quarter with $6.4 million in cash after capital expenditures of $493,000. The Company has no debts outstanding.

•	Stockholders' equity decreased $627,000 or 3.6% to $16.6 million, as the Company repurchased $755,000 treasury shares.

•	System backlog was $1.7 million, with more than half of this business expected to be fulfilled during the next six months.

The Company currently has $2.7 million left on its previously approved stock buyback program, which it intends to use selectively as circumstances and market conditions warrant. As of September 30, 2014, MAM had 14.3 million shares of common stock outstanding.

Conference Call Information

The Company has scheduled a conference call for Wednesday, November 12, 2014, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

•	Toll-Free: 1-888-539-3678

•	Toll/International: 1-719-457-2689

•	UK Toll-Free: 0 800 404 7655

A replay will be available until November 26, 2014 by calling 1-877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 5701238 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software Group, Inc.

Charles F. Trapp

Executive Vice President and Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2014	June 30, 2014
ASSETS
Current Assets
Cash and cash equivalents	$6,372	$7,008
Accounts receivable, net of allowance of $484 and $473	4,619	3,857
Inventories	158	211
Prepaid expenses and other current assets	1,300	1,505
Total Current Assets	12,449	12,581

Property and Equipment, Net	864	692

Other Assets
Goodwill	9,427	9,767
Amortizable intangible assets, net	30	118
Software development costs, net	1,686	1,553
Other long-term assets	35	34
TOTAL ASSETS	$24,491	$24,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,435	$1,464
Accrued expenses and other liabilities	1,986	2,283
Payroll and other taxes	1,697	1,224
Current portion of deferred revenue	1,069	833
Sales tax payable	933	893
Income tax payable	288	285
Total Current Liabilities	7,408	6,982

Long-Term Liabilities
Deferred revenue, net of current portion	214	242
Deferred income taxes	40	53
Other	180	193
Total Liabilities	7,842	7,470
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 14,971,734 shares issued and 14,294,799 shares outstanding at September 30, 2014 and 15,077,830 shares issued and 14,404,149 shares outstanding at June 30, 2014	2	2
Additional paid-in capital	30,863	31,426
Accumulated other comprehensive loss	(720)	(65)
Accumulated deficit	(11,733)	(12,342)
Treasury stock at cost, 676,935 shares at September 30, 2014 and 673,681 shares at June 30, 2014	(1,763)	(1,746)
Total Stockholders' Equity	16,649	17,275
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,491	$24,745

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30, 2014	For the Three Months Ended September 30, 2013
Revenues	$8,207	$7,561
Cost of revenues	3,305	3,210
Gross Profit	4,902	4,351

Operating Expenses
Research and development	1,023	827
Sales and marketing	1,160	1,118
General and administrative	1,681	1,283
Depreciation and amortization	226	266
Total Operating Expenses	4,090	3,494

Operating Income	812	857

Other Income (Expense)
Interest expense	(4)	(27)
Total other expense, net	(4)	(27)

Income before provision for income taxes	808	830

Provision for income taxes	199	138

Net income	$609	$692

Earnings per share attributed to common stockholders:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05
Weighted average shares outstanding:
Basic	13,636,273	12,708,766
Diluted	13,733,963	12,835,432
Net Income	$609	$692
Foreign currency translation (loss) income	(655)	534
Total Comprehensive (Loss) Income	$(46)	$1,226

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP) (unaudited, includes non-cash compensation and change in fair value of derivative liabilities.)

			Trailing Twelve
	For the Quarter Ended		Months Ended
	September 30,		September 30,
(in thousands)	2014	2013	2014

Net Income (GAAP)	$609	$692	$1,589
Interest Expense	4	27	17
Taxes	199	138	805
Depreciation and amortization	226	266	991
Non-cash equity compensation	148	179	633
Gain on settlement of derivative liabilities	-	-	0
Gain on settlement of liabilities	-	-	0
Adjusted EBITDA (Non-GAAP)	$1,186	$1,302	$4,035